Exhibit 10.15

DESCRIPTION OF CEO SEVERANCE AGREEMENT

The Company is party to an agreement with Mr. Creighton Early dated March 18, 2004, providing that should Mr. Early be terminated as Chief Executive Officer of the Company anytime after June 1, 2004, for any reason other than for cause, he will be entitled to severance pay equivalent to one year of salary. His current annual salary is $180,000.